Exhibit 99.9

Schedule prepared in accordance with Instruction 2 to Item 601 of Regulation S-K

There was only one executed Collateral Agent Agreement dated January 22, 2010.  The Collateral Agent Agreement was executed by and between the Company and Collateral Agents, LLC (the “Collateral Agent”).

The text of the Collateral Agent Agreement is incorporated by reference from Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2010.